Exhibit 99.1

Company Release

 Wabtec Files Form 8-K Bridge Reconciliation

Pittsburgh, PA, February 24, 2020 – Wabtec Corporation (NYSE: WAB) today filed a Form 8-K providing an unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 Financial Statements relating to the combination of Wabtec and GE Transportation which occurred on February 25, 2019.  Also included with the Form 8-K is a bridge which provides a reconciliation of Wabtec’s pro forma results to Wabtec’s previously reported 2019 financial results.

About Wabtec Corporation
Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort.   Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine, and industrial solutions. Based in Pittsburgh, PA, Wabtec has approximately 27,000 employees in facilities throughout the world. Visit:  www.WabtecCorp.com

Wabtec Investor Contact
Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033

Wabtec Media Contact
Deia Campanelli / Deia.Campanelli@wabtec.com / 773-297-0482